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                                                                    EXHIBIT 11.1

NETSOURCE COMMUNICATIONS, INC.
STATEMENT RE: COMPUTATION OF PRO FORMA NET LOSS PER SHARE

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                                             YEAR ENDED     NINE MONTHS ENDED
                                          DECEMBER 31, 1995 SEPTEMBER 30, 1996
                                          ----------------- ------------------
                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                         DATA)
Pro forma net loss.......................      $(1,629)          $(2,962)
                                               =======           =======
Weighted average number of common shares
 outstanding.............................       14,231            14,786
Shares and options issued subject to SAB
 No. 83:
  Common stock issuances.................        1,652             1,652
  Stock option grants....................          780               780
  Issuance of warrants...................          289               289
                                               -------           -------
                                                 2,721             2,721
                                               -------           -------
Shares used in computing pro forma net
 loss per share..........................       16,952            17,507
                                               =======           =======
Pro forma net loss per share.............      $ (0.10)          $ (0.17)
                                               =======           =======
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